EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of the Company and the historical financial statements of The Sands Regent, which are included in this report. The unaudited pro forma condensed combined balance sheet information is presented on an as adjusted basis as if the borrowings under the Company’s amended credit facility in respect of the Sands Acquisition had occurred on September 30, 2006. The unaudited pro forma condensed combined statements of operations information is presented on an as adjusted basis as if the borrowings under the Company’s amended credit facility in respect of the Sands Acquisition had occurred on January 1, 2005. The Company believes this information is important in evaluating the future operations and impact of the Sands Acquisition and the borrowings under the amended credit facility in respect of the Sands Acquisition.

The unaudited pro forma condensed combined financial statements contained in this report use the purchase method of accounting, with the Company treated as the acquirer. The amended purchase price for the Sands Acquisition was approximately $152 million. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that we used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

You should read the following pro forma statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of the Company pay income taxes on its taxable income. Accordingly, a provision for income taxes is not included in the Company’s financial data.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations and financial position of the Company would have been had the Sands Acquisition and related transactions actually occurred as of the dates indicated, and they do not purport to project or predict the future results of operations or financial position of the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2006

	Herbst Gaming, Inc. Historical	The Sands Regent Historical	Sands Acquisition Excluded Assets and Liabilities		Sands Acquisition Adjustments(1)		Pro Forma As Adjusted
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$72,106	$7,606	$—		$—		$79,712
Accounts receivable, net	2,695	1,714	—		—		4,409
Notes and loans receivable	2,249	—	—		—		2,249
Prepaid expenses and other	6,710	1,988	—		—		8,698
Inventory	2,441	622	—		—		3,063

Total current assets	86,201	11,930	—		—		98,131
Property and equipment, net	234,521	49,070	—		—		283,591
Lease acquisition costs, net	35,559	—	—		—		35,559
Intangibles	200,509	11,999					212,508
Goodwill	3,255	33,295	—		54,197	(1)	90,747
Due from related parties	440	—	—		—		440
Other assets, net	14,792	865	—		2,750	(1)	18,407

Total assets	$575,277	$107,159	$—		$56,947		$739,383

Liabilities and stockholders’ equity (deficiency)
Current liabilities
Current portion of long-term debt	$1,117	$4,472	$(4,472	)(3)	$2,750	(2)	$3,867
Accounts payable	13,166	4,593	—		—		17,759
Accrued expenses	22,269	4,513	—		—		26,782
Federal Income tax payable	—	292	(292	)(4)	—		—

Total current liabilities	36,552	13,870	(4,764)		2,750		48,408

Long-term debt, less current portion	521,750	26,315	(26,315	)(3)	152,250	(2)	674,000
Other liabilities	1,684	—			—		1,684
Deferred Federal income tax Liability	—	2,960	(2,960	)(4)	—		—
Stockholders’ equity (deficiency)
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	956	—		(956	)(5)	2,368
Treasury Stock	—	(22,358)	—		22,358		—
Retained earnings	11,292	57,180	—		(57,180)		11,292
Additional paid-in capital	1,631	28,236	—		(28,236)		1,631

Total stockholders’ equity	15,291	64,014	—		(64,014)		15,291

Total liabilities and stockholders’ equity (deficiency)	$575,277	$107,159	$(34,039)		$90,986		$739,383

(1)          The allocation of the purchase price, which is subject to change based upon completion of the valuation of the assets acquired and liabilities assumed as of the closing date of the Sands Acquisition, is as follows:

Estimated Fair Market Value of assets acquired (in thousands)

Cash	$7,606
Accounts Receivable	1,714
Prepaid expenses	1,988
Inventory	622
Property plant and equipment	49,070
Other assets	865
Intangibles	11,999
Goodwill	87,492	*

Estimated Fair Market Value of liabilities assumed (in thousands)

Accounts payable	$(4,593)
Accrued expenses	(4,513)

Total Cash Purchase Price	$152,250

The foregoing table reflects only adjustments due to the elimination of assets and liabilities not acquired or assumed in connection with the Sands Acquisition. As of the date hereof, none of the adjustments in the foregoing table reflect adjustments related to purchase price adjustments to fair value; however, based on our preliminary assessment, we believe the book value of property, plant and equipment and intangible assets approximates fair value.

*                                         Includes the excess of the purchase price over the estimated fair value of assets and liabilities assumed.

(2)          Total debt incurred in connection with the Sands Acquisition was $155,000 and includes loan fees of approximately $2,750.

(3)          Amount represents debt of The Sands Regent paid at the closing of the Sands Acquisition.

(4)          Tax liabilities are eliminated for presentation of combined S-corporation entity.

(5)          Equity accounts eliminated in purchase accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2006

	Herbst Gaming, Inc.	The Sands Regent(1)		Sands Acquisition Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues
Route operations	$261,624	$—		$—		$261,624
Casino operations—Nevada	71,164	60,020		—		131,184
Casino operations—non-Nevada	105,332			—		105,332
Other	7,866	18,020		—		25,886

Total revenues	445,986	78,040		—		524,026
Less promotional allowances	(24,186)	(6,297)		—		(30,483)

Net revenues	421,800	71,743		—		493,543

Costs and expenses
Route operations	202,018	—		—		202,018
Casino operations- Nevada	45,078	31,550		—		76,628
Casino operations- non-Nevada	65,375					65,375
Other operations	4,403	16,454				20,857
General and administrative	12,870	13,629		(1,849	)(2)	24,650
Depreciation and amortization	27,253	5,862		—		33,115

Total costs and expenses	356,997	67,495		(1,849)		422,643

Income from operations	64,803	4,248		1,849		70,900

Other income (expenses)
Interest expense, net of capitalized interest	(28,674)	(1,994	)(3)	(6,400	)(3)	(37,068)
Interest income	579			—		579

Total other income (expense)	(28,095)	(1,994)		(6,400)		(36,489)

Net income (loss)	$36,708	$2,254		$(4,551)		$34,411

(1)          Amounts for The Sands Regent are derived from the prior three quarters of operations using its Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.

(2)          Represents the elimination of $1,849 in general and administrative costs of which $483 was related to public company costs, $1,030 was related to costs associated with the Sands Acquisition and $336 was related to costs in respect of  the expensing of stock options.  Public company costs include miscellaneous expenses incurred by public companies such as those in board of directors and committee costs, public filing costs, and costs ancillary to the administration of stock options and  publicly-traded stock.  Herbst Gaming, Inc. will not be assuming any of these  costs and does not believe there will be material additional corporate overhead costs incurred in connection with the Sands Acquisition.

(3)   Total debt incurred in connection with the Sands Acquisition was $155,000. The interest adjustment reflects (i) estimated interest expense of $8,037 on the additional debt related to the financing of the Sands Acquisition, assuming an average interest rate of 6.90% and (ii) estimated amortization of $357 on loan fees related to the Sands Acquisition, net of (iii) $1,994 in interest costs associated with prior indebtedness of The Sands Regent. A hypothetical 1/8% increase in the average interest rate would result in an approximately $145 increase in interest expense for the nine-month period. Loan fees were amortized over the life of the corresponding loan, which is not materially different from the effective interest method. The estimated aggregate loan fees were $2,750 with a life of 5 years for the revolving line and a life of 6 years for term loans.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

	Herbst Gaming, Inc.	The Sands Regent(1)		Sands Acquisition Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues
Route operations	$338,599	$—		$—		$338,599
Casino operations- Nevada	95,400	72,894		—		168,294
Casino operations- non-Nevada	117,475					117,475
Other	6,024	20,931		$—		26,955

Total revenues	557,498	93,825		—		651,323
Less promotional allowances	(21,657)	(7,582)		—		(29,239)

Net revenues	535,841	86,243		—		622,084

Costs and expenses
Route operations	258,114	—		—		258,114
Casino operations—Nevada	59,125	38,903		—		98,028
Casino operations—non-Nevada	79,239					79,239
Other operations	0	18,949				18,949
General and administrative	15,217	13,492		(365	)(2)	28,344
Depreciation and amortization	33,941	6,601		—		40,542
(gain)/loss on retirement of assets	3,360	430		—		3,790
Total costs and expenses	448,996	78,375		(365)		527,006

Income from operations	86,845	7,868		365		95,078

Other income (expenses)
Interest expense, net of capitalized interest	(36,532)	(1,815	)(3)	(9,377	)(3)	(47,724)
Loss on early retirement of debt	(221)			—		(221)
Interest income	740			—		740

Total other income (expense)	(36,013)	(1,815)		(9,377)		(47,205)

Net income (loss)	$50,832	$6,053		$(9,012)		$47,873

(1)          Amounts for The Sands Regent are derived from the prior four quarters of operations using its Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.

(2)          Represents the elimination of $365 in general and administrative costs, all of which  were related to public company costs. Public company costs include miscellaneous expenses incurred by public companies such as those in board of directors and committee costs, public filing costs, and costs ancillary to the administration of stock options and  publicly-traded stock.  Herbst Gaming, Inc. will not be assuming any of these costs and does not believe there will be material additional corporate overhead costs incurred in connection with the Sands Acquisition.

(3)          Total debt incurred in connection with the Sands Acquisition was $155,000. The interest adjustment reflects (i) estimated interest expense of $10,716 on the additional debt related to the financing of the Sands Acquisition, assuming an average interest rate of 6.90% and (ii) estimated amortization of $476 on loan fees related to the Sands Acquisition, net of (iii) $1,815 in interest costs associated with prior indebtedness of The Sands Regent.  A hypothetical 1/8% increase in the average interest rate would result in an approximately $194 increase in interest expense for the year.  Loan fees were amortized over the life of the corresponding loan, which is not materially different from the effective interest method. The estimated aggregate loan fees were $2,750 with a life of 5 years for the revolving line and a life of 6 years for term loans.